UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 30, 2013

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 30, 2013, a judge in the Federal District Court for the Eastern District of Texas, Marshall Division, issued a memorandum order finding enhanced damages to be appropriate in the patent infringement suit brought against Xilinx, Inc. (the "Company" or “Xilinx”) by PACT XPP Technologies, AG ("PACT"). As previously disclosed by the Company, on May 18, 2012, a jury awarded PACT approximately $15.4 million as a reasonable royalty for past infringement and found that the Company had willfully infringed the patents in suit. The judge's order for enhanced damages adjusts that award to approximately $38.5 million on the basis of the judge's consideration of applicable factors. On September 3, 2013, the court also issued an order requiring the Company to pay approximately $2.5 million for PACT's costs and attorneys' fees and an order requiring the Company to pay approximately $3.0 million for pre- and post-judgment interest. The court denied without prejudice PACT’s motion for ongoing royalties and ordered the parties to negotiate resolution of the future royalty rate on Xilinx sales subject to the patents in suit. Final judgment in the case was issued on September 4, 2013.

Xilinx intends to pursue all available legal options, including appealing the court's ruling. However, the Company expects to record a charge of approximately $28.5 million in its quarter ending September 28, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: September 5, 2013	By:	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance and Chief Financial Officer